UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2005

CareDecision Corporation. (OTCBB: CDED)

(Exact name of Registrant as specified in charter)

Nevada	000-33187	91-2105842
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification)

2660 Townsgate Road, Suite 300, Westlake Village, CA	91361
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(805) 446-1973

ITEM 7.01 REGULATION FD DISCLOSURE

On February 10, 2005, CareDecision Corporation (“CareDecision”) [OTCBB: CDED] and Pinnacle Investment Partners, LP (“Pinnacle”), collectively (the “Parties”), entered into a Note Extension Agreement (the “Agreement”).  CareDecision had previously issued to Pinnacle a $700,000 Secured Promissory Note bearing interest at the rate of 12% per annum, dated March 24, 2004 (the “Note”), which provided for a maturity date of September 24, 2004 (the “Maturity Date”).  In a Note Extension Agreement dated September 24, 2004, the Parties amended the Note and the related Pledge and Security Agreement, and under the terms of that Note Extension Agreement the maturity date of the Note became March 24, 2005.

Subject to the terms of this Agreement, on March 24, 2005, Pinnacle shall (1) pay to CareDecision, by wire transfer of immediately available funds to a bank account specified in writing by CareDecision, $340,000 and (2) pay to Pinnacle’s designee, CJR Capital, LLC, $60,000 towards Pinnacle’s due diligence and legal expenses related to this Agreement.  The making of those payments will have the following consequences: (1) the principal amount due under the Note will automatically increase by $400,000 to $1,100,000; (2) the Maturity Date (as defined in the Note) will automatically be extended to April 24, 2006; and (3) the Conversion Price (as defined in the Note) will automatically be changed to $0.025.  In all other respects, the terms of the Note will remain unchanged.

It is a condition to the making of the payment referenced above that CareDecision: (1) deliver to Pinnacle’s counsel an additional 83,000,000 shares of CareDecision’s common stock (in two certificates, one for 70,000,000 million shares, one for 13,000,000 shares) as additional escrow security, making the total number of Shares (as defined in the Pledge and Security Agreement) 99,000,000; (2) issue to Pinnacle’s designee, CJR Capital, LLC, 4,000,000 shares of CareDecision’s common stock towards Pinnacle’s due diligence and legal expenses related to this Agreement; (3) issue to Pinnacle 9,000,000 shares of CareDecision’s common stock in consideration for CareDecision’s willingness to enter into this Agreement; and (4) deliver to Pinnacle no later than March 14, 2005, an opinion of counsel to the effect that commencing March 24, 2005, Pinnacle may sell under Rule 144 promulgated under the Securities Act of 1933, as amended, Shares surrendered to Pinnacle in accordance with this Agreement, on condition that (1) Pinnacle uses the proceeds to pay down the indebtedness under the Note as of immediately prior to effectiveness of this Agreement and (2) ceases to sell any of those Shares once that indebtedness has been paid off in full.

On February 11, 2005, CareDecision filed an SB-2 Registration Statement with the Securities and Exchange Commission to register the common shares of CareDecision Common Stock underlying this Agreement.

Date:

February 15, 2005.

CareDecision Corporation

/s/ Keith Berman
Keith Berman, CFO

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